Exhibit 10.2

Employment Package for Sekar Sundararajan

Start date:	February 8, 2008

Title:	Executive Vice President – Operations

Salary:
$250,000 annually, payable $20,833.33 monthly. This position will be classified as a Named Executive for Securities and Exchange Commission reporting and compensation (including bonuses) will be subject to annual review by the Compensation Committee of the Board of Directors.

Bonus:
Annual bonus paid on or about April 15th each year for the fiscal year ended the previous January. Bonus computed at 0.50% of consolidated earnings before tax above $12.5M and subject to a 12.5% positive/negative adjustment based on individual performance and attainment of personal goals. For fiscal years 2009 and 2010 each Annual bonus will vest on the last day of the fiscal year. Bonus for FY 2009, payable April 15, 2009 is guaranteed at a $100,000 minimum subject to the 12.5% adjustment. Should the employee terminate his employment at any time following the beginning of the 2011 fiscal year the annual bonus for the year of termination will be prorated and vest under the following schedule:

Terminate during the first fiscal quarter - 25%,
terminate during the second fiscal quarter - 50%,
terminate during the third fiscal quarter - 75%
terminate during the forth fiscal quarter - 100%.
Long-term
Incentive:	Eligible if and when approved by the Board of Directors.

Deferred
Bonus:
Beginning in FY 2009 for a period of three years through FY 2011, $50,000 shall be deferred each year, payable at the end of the second fiscal year, vesting at 33.33% immediately, and 33.33% vesting at the end of the first year and at the end of year two. Future deferred bonus or other retirement funding options to be negotiated in 2011.

Exhibit 10.2

Group Benefits:	Participation in Company’s 401(k), Group Health, Dental, and Term Life programs. Family medical currently costs the employee approximately $234 monthly.

Vacation:	Four weeks each year.

Expense
Reimbursement:	$1,750 monthly, to cover costs of personal travel, accommodations, etc. Should employee relocate within a 75 mile Radius of Martinsville, Virginia, such payments shall cease.

Relocation:	Reimbursement of up to $20,000 for costs of relocation to within a 75 mile radius of Martinsville, Virginia.

Offered:	/s/ Paul B. Toms, Jr.
Paul B. Toms, Jr.

Accepted:	/s/ Sekar Sundararajan
Sekar Sundararajan

Appendix 1	Exhibit 10.2

Sekar Sundararajan
Deferred Compensation Vesting Schedule

			Vesting Date
Grant Date	Amount	Payable	2/8/2008	2/1/2009	1/31/2010	1/30/2011	1/29/2012

2/8/2008	50,000	1/31/2010	16,666	16,667	16,667
2/1/2009	50,000	1/30/2011		16,667	16,666	16,667
1/31/2010	50,000	1/29/2012			16,667	16,667	16,666

Vested @ Fiscal Year End			16,666	33,334	50,000	33,334	16,666

Cumulative Vested			16,666	50,000	100,000	133,334	150,000

Total	$150,000